Exhibit 99.(a)(4)

Forvis Mazars, LLP 500 Ridgefield Court Asheville, NC 28806 P 828.254.2254½ F 828.254.6859 forvismazars.us

January 23, 2025

David Stevens, Audit Committee Chairman

BMC Fund, Inc.

800 Hickory Blvd. SW

Lenoir, North Carolina 28645

Dear Mr. Stevens:

This is to confirm that the client-auditor relationship between BMC Fund, Inc. (0000351786) and Forvis Mazars, LLP has ceased.

Sincerely,

Forvis Mazars, LLP

Asheville, North Carolina

cc: Office of the Chief Accountant

SECPS Letter File

Securities and Exchange Commission

SECPSletters@sec.gov

100 F Street, NE

Washington, D.C. 20549

Forvis Mazars, LLP is an independent member of Forvis Mazars Global Limited